Exhibit 4.2

Neither this Warrant, nor the shares of capital stock for which it is exercisable, have been registered under the Securities Act of 1933 or any applicable state securities laws, and no transfer or assignment of this Warrant or the shares issuable upon its exercise may be made in the absence of an effective registration statement under such laws or the availability of exemptions from the registration provisions thereof in respect of such transfer or assignment in the opinion of counsel satisfactory to the Company.

Warrant Certificate No.	Warrants for 5,443,457 Shares

Original Issue Date: February 28, 2006

WARRANT TO PURCHASE COMMON STOCK

OF

DPAC TECHNOLOGIES CORP.

This certifies that THE HILLSTREET FUND, L.P., a Delaware limited partnership, or its registered assigns (“Holder”), is entitled, subject to the terms set forth below, at any time on or after the date hereof, prior to the Expiration Date (as defined in the Warrant Agreement) to purchase from DPAC Technologies Corp., a California corporation (the “Company”), up to Five Million Four Hundred Forty-Three Thousand Four Hundred Fifty-Seven (5,443,457) fully paid and non-assessable shares of the Company’s common stock (“Common Stock”), which stock constitutes five percent (5%) of the common equity of the Company or a fully diluted basis, including all convertible stock options and warrants upon surrender hereof, at the principal office of the Company, with the subscription form annexed hereto duly executed, and simultaneous payment therefor, at the purchase price of $0.00001 per share of Common Stock (the “Exercise Price”). The number and character of such shares of Common Stock are subject to adjustment as provided below.

1. The Warrants. This Warrant is issued to Holder in connection with a certain Warrant Agreement dated as of February 28, 2006, between the Company and Holder (the “Warrant Agreement”). The term “Warrants” as used herein shall include all Warrants issued in connection with the Warrant Agreement and also any warrants delivered in substitution or exchange therefor as provided herein. This Warrant does not entitle the Holder to any rights as a stockholder of the Company except as set forth herein or in the Warrant Agreement.

2. Exercise.

2.1 Full Exercise. Subject to compliance with the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part, at any time on or prior to the Expiration Date, at any time or from time to time, on any business day, by surrendering the Warrant at the principal office of the Company, 5675 Hudson Industrial Parkway, Hudson, OH 44236, with the form of Election to Exercise in substantially the form of Exhibit A fully executed, together with payment in cash or immediately available funds of the sum obtained by multiplying: (a) the number of shares of Common Stock for which the Warrant is being

Warrant (DPAC)

exercised; by (b) the Exercise Price, provided, however, that all or part of such payment may be made by the surrender by such Holder to the Company, at the aforesaid office or agency, of any instrument evidencing indebtedness of the Company. All indebtedness so surrendered shall be credited against such Exercise Price in an amount equal to the outstanding principal amount thereof plus accrued but unpaid interest to the date of surrender.

2.2 Partial Exercise. This Warrant may be exercised for less than the full number of shares of Common Stock or any fraction thereof called for hereby, at any time or from time to time, on or prior to the Expiration Date, in the manner set forth in Section 2.1. Upon any partial exercise, the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon such partial exercise, this Warrant shall be surrendered and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to the registered Holder hereof within five (5) days after such exercise.

2.3 Delivery of Certificates. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the Holder of such shares of record as of the close of business on such date. As soon as practicable on or after such date, but in any event within five (5) days after payment of the Exercise Price pursuant to this Section 2, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares of Common Stock issuable upon such exercise.

2.4 Net Issue Exercise. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant for cash, the Holder may elect to receive Warrant Stock equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, together with the form of Election to Exercise attached hereto fully executed, in which event the Company shall issue to the Holder that number of Shares of Warrant Stock computed using the following formula:

X = Y x (A-B) / A

Where	Y = the aggregate number of Shares of Warrant Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the number of Shares of Warrant Stock for which this Warrant is being exercised (at the date of such calculation)

A = Market Price of one Share of Common Stock (at the date of such calculation)

B = Exercise Price.

For the purposes of this Section 2.4, “Market Price” shall mean, if the Warrant Stock is traded on a national securities exchange, the NASDAQ National Market System or the over-the-counter market, the last reported price on the date of valuation at which the Warrant Stock has

Warrant (DPAC)

traded on the NASDAQ National Market System or the average of the bid and asked prices on the over-the-counter market on the date of valuation or, if no sale took place on such date, the last date on which a sale took place. If the Warrant Stock is not so traded, “Market Price” shall be the value of one share of Warrant Stock as determined by agreement of the parties hereto, or if the parties hereto cannot reach agreement, then such value shall be equal to the Appraised Value (as defined in the Warrant Agreement). Each such appraisal shall be at the Company’s expense.

3. Payment of Taxes. All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable and free of any security interest or other adverse claims or encumbrances and free of claims of pre-emptive rights. The Company shall pay all issuance taxes and similar governmental charges that may be imposed in respect of the issue or delivery thereof, but in no event shall the Company pay a tax on or measured by the net income or gain attributed to such exercise. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer of a Warrant or any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered Holder of the Warrant surrendered in connection with the purchase of such shares, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s reasonable satisfaction that no tax or other charge is due.

4. Unregistered Securities. The Holder acknowledges that, in taking unregistered Warrants, it must continue to bear the economic risk of its investment for an indefinite period of time because of the fact that such Warrants have not been registered under the Securities Act of 1933 and further realizes that such Warrants cannot be sold unless they are subsequently registered under the Securities Act or 1933 or an exception or exemption from such registration is available. The Holder also acknowledges that appropriate legends reflecting the status of the Warrants under the Securities Act of 1933 may be placed on the face of the Warrant certificates at the time of their transfer and delivery to the Holder hereof. The transfer of this Warrant and the shares issuable upon exercise of this Warrant is subject to the terms of this Warrant and the terms and provisions of the Warrant Agreement.

5. Exchanges. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company together with the form of transfer authorization attached hereto as Exhibit B duly executed, for new Warrants for the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange.

6. Adjustments.

6.1 Adjustment in Case of Other Stock or Securities. If any shares of stock or other securities (or any stock or other securities convertible into or exchangeable for any such stock or securities) shall be issued or sold by the Company at a price per share below Market Price, whether for cash or in exchange for consideration other than cash, or any other event shall occur that shall have the effect of diluting or enhancing such rights, then and in each such case the number of shares or other securities issuable upon exercise of this Warrant and the Exercise Price shall forthwith be adjusted, so as to protect the Holder of the Warrants against the effect of

Warrant (DPAC)

such dilution or enhancement. The number of shares of Warrant Stock referred to in this subparagraph shall be proportionately adjusted to reflect any reclassification, subdivision or combination of Common Stock or any distribution or dividends on the Common Stock payable in Common Stock.

In the event the Company shall from time to time after the date hereof propose to issue, sell or grant options or rights to purchase shares of stock or other securities in a transaction where any of the stockholders have preemptive rights to acquire such options, rights, stock or securities, the Holders hereof shall also have a preemptive right, on the same terms and conditions as applicable to such shareholders to subscribe for, and purchase, a percentage of the options, rights, stock or securities so offered equal to the ratio which the number of shares of Warrant Stock into which the Warrants held by the Holder may be exercised bears to the total number of issued outstanding shares of Common Stock, computed on a fully-diluted basis.

6.2 Reorganization, Consolidation, Merger. In the event of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant), or the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 2, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 6. In each such case the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation; provided, however, that if such reorganization, consolidation or merger is with any entity affiliated with the Company or any of its officers or directors, it may not result in the elimination of all or substantially all of the rights to voting interests of the Holder in the surviving corporation.

6.3 Other Adjustments. In case at any time conditions arise by reason of action taken by the Company which, in the opinion of its Board of Directors (recognizing the fiduciary duty, hereby assumed and acknowledged, of the Board of Directors to the Holders of the Warrants) or in the reasonable opinion of the Holders of Warrants representing a majority of the shares of Warrant Stock issuable upon exercise of such Warrants, are not adequately covered by the other provisions of this Section 6 and which might materially and adversely affect the exercise rights of the Holders of the Warrants, then the Board of Directors of the Company shall appoint a firm of independent certified public accountants of recognized national standing (other than the accountants then auditing the books of the Company) to determine the adjustment, if any, on a basis consistent with the standards established in the other provisions of this Section 6, necessary with respect to the purchase price or adjusted purchase price, as so to preserve, without dilution, the exercise rights of the Holders of the Warrants. Upon receipt of such opinion, the Board of Directors of the Company shall forthwith make the adjustments described in such report.

Warrant (DPAC)

6.4 No Dilution or Impairment. The Company will not, by amendment or restatement of its certificate of incorporation or by-laws or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holders of the Warrants against dilution or other impairment. Without limiting the generality of the foregoing, the Company: (a) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares upon the exercise of all Warrants at the time outstanding; and (b) shall take no action to amend or restate its certificate of incorporation or by-laws which would change to the detriment of the Holders of Warrant Stock (whether or not any Warrant Stock be at the time outstanding) the dividend or voting rights of the Company’s Common Stock.

6.5 Accountants’ Certificate as to Adjustments. In each case of an adjustment in the shares of Warrant Stock or other stock, securities or property receivable on the exercise of the Warrants and at any other time requested by the Holder, the Company at its expense shall cause a firm of independent certified public accountants of recognized standing selected by the Company (who may be the accountants then auditing the books of the Company except in the circumstances set forth in Section 6.3 above) to compute such adjustment in accordance with the terms of the Warrants and prepare a certificate setting forth the adjustment, if any, necessary as a result of such issuance and showing in detail the facts upon which such adjustment is based, including a statement of: (a) the consideration received or to be received by the Company for any additional shares of Warrant Stock issued or sold or deemed to have been sold; and (b) the number of shares of Warrant Stock outstanding or deemed to be outstanding. The Company will forthwith mail a copy of each certificate to each Holder of a Warrant at the time outstanding.

6.6 Notices of Record Date. If and when the Company shall establish a record date for the Holders of its Stock (or such other securities at the time receivable upon the exercise of the Warrants) for the purpose:

(a) of determining the Holders entitled to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, except for mergers into the Company of subsidiaries whose assets are less than fifteen percent (15%) of the total assets of the Company and its consolidated subsidiaries, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

(c) of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed, to each Holder of a Warrant at the time outstanding a notice specifying, as the case may be, the record date established with respect to such dividend, distribution, voting or other right, and stating the

Warrant (DPAC)

amount and character of such dividend, distribution, voting or other right, or the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, to be fixed as of which the Holders of record of Stock (or such other securities at the time receivable upon the exercise of the Warrants) shall be entitled to vote upon or exchange their shares of Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least thirty (30) days prior to the dates therein specified. The rights to notice provided in this Section 6.6 are in addition to the rights provided elsewhere herein or in the Warrant Agreement.

7. Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it in the exercise of reasonable discretion, of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of loss, theft or destruction, of indemnity satisfactory to it in the exercise of reasonable discretion, and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

8. Reservation of Common Stock. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants and the issuance of all shares of Warrant Stock.

9. Transfers. This Warrant, but not the Warrant Stock, and all rights hereunder are transferable on the books of the Company by any Holder hereof in person or by duly authorized attorney upon surrender of this Warrant at the principal office of the Company, together with the form of transfer authorization attached hereto as Exhibit B duly executed, provided that all conditions set forth below have been met. Absent any such transfer, the Company may deem and treat the Holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

9.1 Notice of Proposed Transfers. The Holder of this Warrant, by acceptance hereof, agrees prior to any transfer of Warrants or Warrant Stock issued or issuable upon exercise hereof to give written notice to the Company expressing such Holder’s intention to effect such transfer and describing briefly the manner of the proposed transfer of such Warrants or Warrant Stock and designating the counsel for the Holder giving such notice.

9.2 Opinion of Counsel. If in the opinion of counsel to the Company, the proposed transfer of the Warrants or Warrant Stock issued or issuable upon the exercise hereof may be effected without registration under the Securities Act of 1933, as amended, as then in force (or any similar Federal statute then in force) or applicable state securities laws, the Company, as promptly as practicable, shall notify the Holder of such Warrants or Warrant Stock of such opinion, whereupon such Holder shall be entitled, but only in accordance with the terms of the notice delivered by such Holder to the Company, to transfer such Warrants or Warrant Stock.

10. Definitions. For purposes of this Warrant, capitalized terms used herein shall have the meanings assigned to them in the Warrant Agreement, unless otherwise defined herein.

Warrant (DPAC)

11. Warrant Agreement. The terms of the Warrant Agreement are incorporated by reference in this Warrant as fully as if the same were set forth herein, shall be considered an integral part of this Warrant and shall entitle the parties hereto to all rights and benefits accruing thereunder.

12. Information. The Company shall furnish each Holder of Warrants with copies of all reports, proxy statements, and similar materials that it furnishes to Holders of its Stock. In addition, it shall furnish to each such Holder of Warrants copies of all reports filed by it with the Securities and Exchange Commission.

13. Notices. All notices and other communications under this Warrant shall be made in accordance with the Warrant Agreement at such addresses provided pursuant thereto.

14. Change, Waiver. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement by the change, waiver, discharge or termination is sought.

15. Headings. The headings in this Warrant are for purposes of convenience of reference only and shall not be deemed to constitute a part hereof.

16. Governing Law. This Warrant is delivered in the State of Ohio and shall be construed and enforced in accordance with and governed by the internal substantive laws of such State.

February 28, 2006	DPAC TECHNOLOGIES CORP.

	By:	/s/ Steven D. Runkel
	Name:	Steven D. Runkel
	Title:	Chief Executive Officer

Warrant (DPAC)

EXHIBIT A

WARRANT EXERCISE NOTICE

(Subscription Form to Be Executed Upon Exercise of Warrant)

The undersigned registered Holder or assignee of such registered Holder of the within Warrant, hereby (1) subscribes for                      (            ) shares which the undersigned is entitled to purchase under the terms of the within Warrant, (2) makes payment of the Exercise Price called for by the within Warrant, and (3) directs that the shares issuable upon exercise of said Warrant be issued as follows:

Name:

Address:

Signature:

Dated:

Exhibits to Warrant (DPAC)

EXHIBIT B

ASSIGNMENT OF WARRANT

(To be executed by the registered Holder

to enact a transfer of the within Warrant)

FOR VALUE RECEIVED,                                          hereby sells, assigns, and transfers unto                                          of                                          (“Transferee”), the right to purchase shares evidenced by the within Warrant, and does hereby irrevocably constitute and appoint                                          to transfer such right on the books of Company, with full power of substitution.

Dated:

(Signature)

WITNESS:

Exhibits to Warrant (DPAC)